Exhibit 99.2

PRESS RELEASE

FIDELITY D & D BANCORP, INC.

DATE: January 18, 2006

Contacts:
Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

Fidelity D & D Bancorp, Inc. Board Declares

10% Stock Dividend

Dunmore, PA… The Board of Directors of Fidelity D & D Bancorp, Inc. (OTCBB: FDBC), parent company of The Fidelity Deposit and Discount Bank, declared a 10% stock dividend at their January 17, 2006 meeting. Shareholders will receive one new share of Fidelity D & D Bancorp, Inc. common stock for every ten shares owned as of the close of business on the record date. In lieu of fractional shares, cash will be paid to shareholders of record who are not participating in the Company’s dividend reinvestment or employee stock purchase plans.

The new shares will be distributed on February 15, 2006 to shareholders of record at the close of business on January 30, 2006. As a result of the stock dividend, the number of common shares outstanding will increase to over two million. Commenting on the Board’s action, Mr. Ackmann, President and CEO said, “The stock dividend should benefit our loyal shareholders as a first step to enhancing the marketability of our common stock.”

Fidelity D & D Bancorp, Inc., with assets of $544 million, serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 20 ATM locations.

For more information visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.